SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2002

MURFREESBORO BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-24161	62-1694317

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

615 Memorial Boulevard, Murfreesboro, Tennessee	37129

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(615) 890-1111

Not Applicable

(Former name or former address, if changed since last report)

SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger
Joint Press Release

Item 1(b).     Changes in Control of Registrant

     On December 11, 2002, Murfreesboro Bancorp, Inc. (the “Company”), and its subsidiary commercial bank, the Bank of Murfreesboro (the “Bank”), entered into an Agreement and Plan of Merger (the “Agreement”) with First South Bancorp, Inc. (“First South”), a Tennessee corporation, and its subsidiary bank, First Bank. Under the terms of the Agreement, the Company will be merged with and into First South with First South as the surviving institution and the Bank will be merged with and into First Bank with First Bank as the surviving institution. The Company’s shareholders will receive $21.25 in cash for each share of common stock that they own. Each option to purchase the Company’s common stock will be converted into the right to receive cash in an amount equal to the difference between $21.25 and the exercise price of the option. Each of the Company’s Floating Rate Convertible Subordinated Debentures, due August 31, 2011 (the “debentures”), shall, prior to the consummation of the merger, be converted into the Company’s common stock at a rate of one share of common stock for every $12.50 face amount of the Debentures in accordance with the terms of the Debentures. The holders of the common stock issued as a result of the conversion of the Debentures will receive the $21.25 cash consideration for their shares of common stock.

     The merger is subject to certain conditions, including, among others, approval by the Company’s shareholders and applicable regulatory authorities.

     The Agreement is attached hereto as an exhibit, and is incorporated herein by reference. The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 7.    Financial Statements, Pro Forma Financial Information, and Exhibits

     The following Exhibits are filed as part of this report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of the 11th day of December, 2002 by and among First South Bancorp, Inc., First Bank, the Bank of Murfreesboro and Murfreesboro Bancorp, Inc.

99.1	Joint Press Release dated December 11, 2002

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MURFREESBORO BANCORP, INC.

DATE: December 12, 2002	By:	/s/ William E. Rowland William E. Rowland President and Chief Executive Officer

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EXHIBIT INDEX

     The following Exhibits are filed as part of this report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of the 11th day of December, 2002 by and among First South Bancorp, Inc., First Bank, the Bank of Murfreesboro and Murfreesboro Bancorp, Inc.

99.1	Joint Press Release dated December 11, 2002

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